Exhibit 99.1

For immediate release

Company Contact: Lawrence L. Spanley, Jr. Chief Financial Officer (314) 621-0699

Investor Contact: Integrated Corporate Relations Allison Malkin/Jean Fontana (203) 682-8225/ (203) 682-8272

BAKERS FOOTWEAR REPORTS FIRST QUARTER RESULTS

ST. LOUIS, Mo., June 2, 2006 – Bakers Footwear Group, Inc. (Nasdaq: BKRS), a leading specialty retailer of moderately priced fashion footwear for young women, today announced results for the thirteen weeks ended April 29, 2006.

For the first quarter, the thirteen weeks ended April 29, 2006:

•

Net sales increased 10.8%, to $49.8 million from $44.9 million for the thirteen weeks ended April 30, 2005. Comparable store sales decreased 0.8% compared to a 7.8% increase in the first quarter last year;

•	Operating income was $ 1.2 million, or 2.4% of net sales, as compared to $3.1 million, or 6.9% of net sales in the same period a year ago;
•	Net income was $0.7 million, or 1.3% of net sales, versus $1.9 million, or 4.1% of net sales in the first quarter of 2005;
•	Diluted earnings per share were $0.10, compared to diluted earnings per share of $0.33 in the first quarter of 2005; and
•

As a result of adopting FAS 123R, we recognized $0.02 per share related to stock based compensation expense in the first quarter of 2006. We recognized no stock-based compensation expense in the first quarter of 2005.

Peter Edison, Chairman and Chief Executive Officer of Bakers Footwear Group said, “We are disappointed with our first quarter performance, which reflected softness in the sandal category of our business and resulted in lower margins, as we incurred higher markdowns versus the first quarter last year. Our comparable first quarter sales trend continues into the second quarter.”

Additionally, during the first quarter, the Company:

•	Opened 12 new stores in our new Bakers format and at quarter-end operated a total of 245 Bakers and Wild Pair stores in 38 states; and
•	Remodeled 5 stores and at quarter-end operated 135 stores, or 62% of its Bakers stores, in the new store format.

“We continue to be pleased with our store expansion program,” Mr. Edison, stated. “We currently expect to open 30 to 35 new stores while remodeling approximately 20 locations this year.”

Gross profit in the first quarter of 2006 was $16.3 million, or 32.7% of net sales, compared to $15.4 million, or 34.3% of net sales, in the first quarter of 2005. Gross profit rose due to the increase in new stores versus the first quarter last year; this was offset by higher markdowns and a modest decline in comparable store sales for the quarter. Operating expenses were $15.1 million, or 30.3% of net sales compared to $12.3 million, or 27.4% of net sales in the first quarter of 2005. The Company incurred higher costs related to depreciation and payroll associated with its store expansion. In addition, the Company incurred $214,000 in pre-tax stock based compensation expense in the first quarter this year related to the adoption on January 29, 2006 of FAS 123R Share-Based Payment.

Michele Bergerac, President of Bakers Footwear, said, “We are not satisfied with our first quarter performance, which followed several quarters of strong performance. We are excited by our fall assortment and expect to benefit as we capitalize on several emerging fashion trends.”

Mr. Edison continued: “We believe our marketing and merchandising initiatives, combined with our new store format plan will pave the way for long term sales and earnings growth. We also continue to see significant long-term opportunities for new store expansion.”

Conference Call

The Company announced that it will conduct a conference call to discuss its first quarter of fiscal 2006 results today, Friday, June 2, 2006 at 9:00 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (800) 817-4887, approximately five minutes prior to the start of the call. The conference call will also be web-cast live at http://viavid.net/dce.aspx?sid=000031F5. A replay of this call will be available until June 9, 2006 and can be accessed by dialing (888) 203-1112 and entering code 8160478. The web-cast will be available until July 2, 2006 at the same web address.

About Bakers Footwear Group, Inc.

Bakers Footwear Group is a national, mall-based, specialty retailer of distinctive footwear and accessories for young women. The Company’s merchandise includes private label and national brand dress, casual and sport shoes, boots, sandals and accessories. The Company currently operates more than 225 stores nationwide under two formats, Bakers and Wild Pair. Bakers stores focus on women between the ages of 16 and 35. Wild Pair stores offer fashion-forward footwear to both women and men between the ages of 17 and 29.

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS (WITHIN THE MEANING OF SECTION 27(A) OF THE SECURITIES ACT OF 1933 AND SECTION 21(E) OF THE SECURITIES EXCHANGE ACT OF 1934). BAKERS FOOTWEAR HAS NO DUTY TO UPDATE SUCH STATEMENTS. ACTUAL FUTURE EVENTS AND CIRCUMSTANCES COULD DIFFER MATERIALLY FROM THOSE SET FORTH IN THIS STATEMENT DUE TO VARIOUS FACTORS. FACTORS THAT COULD CAUSE THESE CONDITIONS NOT TO BE SATISFIED INCLUDE MATERIAL CHANGES IN CAPITAL MARKET CONDITIONS OR IN BAKERS FOOTWEAR’S BUSINESS, PROSPECTS, RESULTS OF OPERATIONS OR FINANCIAL CONDITION AND OTHER RISKS AND UNCERTAINTIES, INCLUDING THOSE DETAILED IN BAKERS FOOTWEAR’S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

Table follows:

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Bakers Footwear Group, Inc.	Thirteen	Thirteen
(in thousands, except per share data)	Weeks Ended	Weeks Ended
Income Statement Data	April 29, 2006	April 30, 2005
	Unaudited	Unaudited

Net Sales	$ 49,805	$ 44,943
Cost of merchandise sold, occupancy, and buying expenses	33,508	29,537
Gross profit	16,297	15,406

Selling expenses	10,398	8,627
General and administrative expenses	4,699	3,557
Loss on disposal of property and equipment	15	140
Operating income	1,185	3,082

Interest expense	(113)	(126)
Other, net	23	36
Income before income taxes	1,095	2,992

Income tax expense	427	1,141

Net income	$ 668	$ 1,851

Basic earnings per share	$ 0.11	$ 0.35
Diluted earnings per share	$ 0.10	$ 0.33

Weighted average shares outstanding
Basic	6,332	5,344
Diluted	6,811	5,599

Cash Flow Data
Cash provided by (used in) operating activities	(7,179)	382
Cash used in investing activities	(4,836)	(4,278)
Cash provided by financing activities	8,286	7,372

Supplemental Data
Comparable store sales increase (decrease)	(0.8%)	7.8%
Gross profit percentage	32.7%	34.3%
Number of stores at end of period	245	221

Balance Sheet Data	April 29, 2006	April 30, 2005
	Unaudited	Unaudited
Cash	$ 196	$ 4,909
Accounts receivable	2,583	2,012
Inventories	28,199	20,416
Other current assets	2,665	3,073
Current assets	33,643	30,410

Property and equipment, net	41,827	24,772
Other assets	846	499
	$ 76,316	$ 55,681

Current liabilities	$ 26,193	$ 15,497
Noncurrent liabilities	7,276	5,565
Shareholders’ equity	42,847	34,619
	$ 76,316	$ 55,681

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